                                                                      EXHIBIT 12




BOEING CAPITAL CORPORATION AND SUBSIDIARIES
Computation of Ratio of Income to Fixed Charges




                                                                   Nine months ended
                                                                     September 30,
(Dollars in millions)                                              2000          1999
-------------------------------------------------------------------------------------------
INCOME:
   Income before provision for income taxes                   $     103.5    $      78.2
   Fixed charges                                                    168.0           98.3
                                                              ------------------------------
   Income before provision for income taxes and fixed charges $     271.5    $     176.5
                                                              ==============================

FIXED CHARGES:
   Interest expense                                           $     165.4    $      95.7
   Preferred stock dividends                                          2.6            2.6
                                                              ------------------------------
                                                              $     168.0    $      98.3
                                                              ==============================

Ratio of income before provision for income taxes and fixed
   charges to fixed charges                                         1.62           1.80
                                                              ==============================